Exhibit 99.1

Name and Address of Reporting Person:	York Capital Management Global Advisors LLC
1330 Avenue of the Americas, 20th Floor
New York, NY 10019

Issuer Name and Ticker or Trading Symbol:	NextDecade Corporation [NEXT]

Date of Earliest Transaction to be Reported
(Month/Day/Year):	July 12, 2023

Footnotes to Form 4

(1) This statement is being filed by the following Reporting Persons: York Capital Management Global Advisors, LLC (“YGA”); York Capital Management, L.P. (“York Capital”); York Credit Opportunities Fund, L.P. (“York Credit Opportunities”); York Credit Opportunities Investments Master Fund, L.P. (York Credit Opportunities Master”); FDAF Dislocated Asset Fund II L.P. (formerly known as York European Fund) (“FDAF Dislocated Asset Fund II L.P.”); York Multi-Strategy Master Fund, L.P. (“York Multi-Strategy”); York Tactical Energy Fund, L.P. (“York Tactical”); York Tactical Energy Fund PIV-AN, L.P. (“York Tactical PIV-AN”); and William Vrattos.

(2) YGA, the sole managing member of the general partner of each of York Capital, York Credit Opportunities, York Credit Opportunities Master, FDAF Dislocated Asset Fund II L.P., York Multi-Strategy, York Tactical, and York Tactical PIV-AN (collectively, the “York Funds”), exercises investment discretion over such investment funds and accordingly may be deemed to have beneficial ownership over the shares beneficially owned directly by the York Funds. Mr. Vrattos is a Managing Partner and Chief Investment Officer at YGA, and a director of the Issuer.

(3) Each of the Reporting Persons disclaims beneficial ownership of the securities reported herein, except to the extent of its, or his or her pecuniary interest.

(4) As reported by the Issuer in its Form 8-K filed on July 12, 2023, shares of Series A, Series B and Series C Convertible Preferred Stock held by the Reporting Persons as follows will automatically convert into shares of the Issuer’s common stock, $0.0001 par value per share (“Common Stock”) ten business days following the qualifying FID Event that occurred on July 12, 2023 (as defined in the Certificate of Designations for the Issuer’s Series A, Series B and Series C Convertible Preferred Stock) in accordance with the terms of the applicable Certificates of Designations (the “Mandatory Conversion”): 3,389 Series A Preferred and 1,154 Series C Preferred by York Capital; 4,308 Series A Preferred and 1,879 Series C Preferred by York Credit Opportunities; 4,632 Series A Preferred and 2,148 Series C Preferred by York Credit Opportunities Master; 928 Series A Preferred and 2,686 Series C Preferred by FDAF Dislocated Asset Fund II L.P.; 4,977 Series A Preferred and 1,524 Series C Preferred by York Multi-Strategy; 2,777 Series B Preferred and 2,238 Series C Preferred by York Tactical; and 5,562 Series B Preferred and 4,485 Series C Preferred by York Tactical PIV-AN.

(5) The conversion price per share is $5.0021, $5.0494 and $2.4656 for the Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, respectively, as adjusted pursuant to the applicable Certificate of Designations. Upon the Mandatory Conversion, the Series A, Series B and Series C Convertible Preferred Stock will, in the aggregate, convert into 3,646,907, 1,651,422, and 6,375,898 shares of Common Stock, respectively.

(6) Not applicable.

(7) Represents Common Stock directly held following the Mandatory Conversion as follows: 6,850,529 by York Capital; 8,161,422 by York Select Strategy; 13,374,732 by York Credit Opportunities; 14,424,519 by York Credit Opportunities Master; 3,796,056 by York European Fund; 15,030,764 by York Multi-Strategy; 1,497,964 by York Tactical; and 3,000,185 by York Tactical PIV-AN.